Exhibit 99.1

News Release

Video Display Announces Appointment of Chief Financial Officer

ATLANTA—(BUSINESS WIRE)—December 20, 2005 — Video Display Corporation (NASDAQ:VIDE) today announced the appointment of Michael D. Boyd as Chief Financial Officer of the Company, effective immediately. Mr. Boyd replaces Greg Kittle, who acted as interim CFO since January 2004 and will remain with the Company as Corporate Controller.

Mr. Boyd, age 49, was previously employed by Avondale Incorporated, a textile manufacturer with headquarters in Monroe, Georgia from May 1982 until his current move to join Video Display Corporation. At Avondale Incorporated, Mr. Boyd served as Vice President, Controller and Secretary and in various other capacities during his 23 year tenure.

“We are excited and fortunate to have Mr. Boyd join our team at Video Display,” said Ron Ordway, Chairman and CEO of Video Display Corporation. He brings a wealth of talent and experience that will be of immeasurable assistance to the Company as we look to grow and expand over the next several years. I am confident that he will make significant contributions to our Company as part of our management team.”

Mr. Boyd holds a bachelor’s degree from Samford University, is a certified public accountant and was previously with Price Waterhouse, predecessor to PricewaterhouseCoopers, in Birmingham, AL.

Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC’s Marquee(TM) line of projectors. Video Display Corporation operates 11 display design and manufacturing plants plus eight sales facilities throughout the United States and Europe.

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080

KEYWORD: GEORGIA INDUSTRY

KEYWORD: HARDWARE MANAGEMENT CHANGES

SOURCE: Video Display Corporation